DATED      2008

CODA OCTOPUS (UK) HOLDINGS LIMITED	(1)
And
THE ROYAL BANK OF SCOTLAND PLC	(2)

____________________________________

DEBENTURE

____________________________________

Stuart Hodge Corporate Lawyers
3 Temple Row West
Birmingham

DATE OF DEBENTURE	2008

BETWEEN:-

(1)	CODA OCTOPUS (UK) HOLDINGS LIMITED (Company Number 5834897) whose registered office is at 14 Albany Road, Granby Industrial Estate, Weymouth, Dorset DT4 9TH (the “Company”); and

(2)	THE ROYAL BANK OF SCOTLAND PLC (Registered Number 90312) acting through its London offices located at 135 Bishopsgate, London EC2M 3UR (the “Subscriber”);

IT IS AGREED THAT:

1.	DEFINITIONS

1.1	Unless the context otherwise requires the following expressions shall have the following meanings wherever used in this agreement and its introduction:

"Act"	means the Insolvency Act 1986.

“Agreed Form”	in relation to any document means the form agreed and for the purposes of identification only initialled by or on behalf of COGI and the Subscriber.

“Business Day”	means a day (excluding Saturdays, Sundays and any public holiday) on which banks are open for business in London for the transaction of normal banking business.

“Charged Property”	means all of the undertaking, assets, rights, revenues and property (present and future) of the Company charged to the Subscriber under paragraph 4 of this Debenture.

“COGI”	Coda Octopus Group, Inc. incorporated in the State of Delaware, whose principal place of business is at 164 West 25th Street, New York, New York 10001.

“Completion”	means the carrying out by the parties of their obligations under Clauses 3.1 to 3.3 of the Subscription Agreement.

“Completion Date”	means the date hereof.

“Confidentiality Agreement”	means the agreement dated on or around the Completion Date between COGI and the Subscriber whereby the Subscriber agrees, inter alia, to keep certain information confidential.

“Debts”
means all present and future book and other debts and any other monies of any nature whatsoever due to the Company (and whether or not yet due and payable) now or at any time during the continuance of the security interest created under this Debenture.

“Deed of Guarantee”
means a deed in the Agreed Form to be entered into at Completion whereby those Subsidiaries which are registered in the United Kingdom agree to guarantee the obligations of COGI under the Transaction Documents

“Equipment
means all plant, machinery, jigs, moulds, fixtures, fittings (not being landlord’s fixtures) furniture, equipment and tools now or at any time during the continuance of this security belonging to the Company.

“Floating Charges”
means the two floating charges to be granted on the date hereof in favour of the Subscriber, one floating charge to be granted by Coda Octopus Products Ltd and the other by Coda Octopus R & D Ltd and “Floating Charge” shall mean whichever of the Floating Charges as the context admits

“Goodwill”	means the goodwill of the Company’s business as carried on by the Company after the date of this Debenture;

“Intellectual Property”
means all customer information, patterns, drawings, product names, intellectual property and design rights including (without limitation) trade marks or trade names (whether registered or not), all patents, patent applications, registered designs, copyright, letters patent, service marks, business names, inventions, trade secrets, confidential information and know-how (together with the benefit but subject to the burden of any licences consents or permissions relating to them) of or used by the Company in the Company’s business.

“Intercreditor Deed”	means a deed entered into on or around the Completion Date among COGI, the Subscriber and FGI regulating the priorities of the various charges and security interests held by the Subscriber and FGI.

“Loan Note Instrument”	means the loan note instrument executed by COGI on the Completion Date pursuant to which the Notes are constituted.

“Lock-up Agreements”
means certain agreements entered into on or around the date hereof between the directors and board members of COGI and the Subscriber undertaking (with certain exceptions) not to sell or transfer or otherwise dispose of any of their shares in COGI.

“Noteholder”	means the person for the time being entered in the Register as a holder of any part of the Notes.

“Notes”
means USD 12,000,000 Convertible Loan Notes due 21 February 2015 constituted by the Loan Note Instrument, or, as the case may be the Principal Amount Outstanding (as defined in the Loan Note Instrument) represented by them, and each “Note” shall be for a nominal amount of USD 100,000.

“Permitted Encumbrance”
A debenture dated 30 October 2006 and registered on 7 November 2006 granted by the Company in favour of Faunus Group International, Inc (“FGI”) a Delaware corporation whose principal place of business is 80 Pine Street, 32nd Floor, New York, New York 10005.

“Securities”
means all stocks, shares, debentures, debenture stock, loan stock, bonds and securities issued by any company or person (other than the Company) and all other investments (as listed in Part II of Schedule 2 to the Financial Services and Markets Act 2000).

“Security Agreement”
means an agreement in the Agreed Form to be entered into at Completion whereby COGI and those of its Subsidiaries incorporated in the United States of America grant a continuing and first security interest in and over the assets of COGI and those of its Subsidiaries incorporated in the United States of America

"Stock"	means all stock in trade and raw materials now or at any time during the continuance of this security belonging to the Company.

“Subscription Agreement”	means the subscription agreement dated the Completion Date between the Subscriber and COGI.

“Transaction Documents”
means the Subscription Agreement, the Loan Note Instrument, the Deed of Guarantee, this Debenture and the debenture to be granted on the Completion Date by Martech Systems (Weymouth) Ltd, the Floating Charges, the Lock-up Agreements, the Security Agreement, the Confidentiality Agreement, the Intercreditor Deed and all other documents entered into in connection with any of them.

"VAT"	means Value Added Tax.

"Vehicles"	means all vehicles now or at any time during the continuance of this security owned by the Company.

"Work in Progress"	means all partly completed goods or services allocated by the Company from time to time to its contracts with its customers for the supply of goods or services.

"1925 Act"	means the Law of Property Act 1925

1.2	In interpreting this agreement:

1.2.1	references to clauses and schedules are, unless otherwise stated, references to clauses, sub-clauses and schedules in or annexed to this agreement;

1.2.2	the headings used in this agreement are for convenience only and shall not affect its interpretation;

1.2.3
where any agreement, obligation, covenant, warranty, undertaking or representation is expressed to be made, undertaken or given by two or more persons they shall be jointly and severally responsible in respect of such matter;

1.2.4	reference to "a person" shall be construed so as to include any individual, firm, company or partnership (whether or not having a separate legal personality and whether incorporated or not);

1.2.5	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

2.	COVENANT TO PAY

The Company covenants to pay to the Subscriber on demand all sums which are due or which may after the date of this Debenture become due or owing to the Subscriber from the Company under the provisions of the Transaction Documents.

3.	LIABILITIES SECURED BY THE DEBENTURE

This Debenture shall be continuing security to the Subscriber for payment or discharge on demand of the following:

3.1	all present and future indebtedness of the Company to the Subscriber and the Noteholders arising under the terms of the Transaction Documents; and

3.2
all costs, charges, expenses, claims and liabilities of any kind whatsoever and howsoever arising owed to or incurred directly or indirectly by the Subscriber and the Noteholders in relation to the enforcement of this security,

(together the “Secured Liabilities”).

4.	PROPERTY CHARGED BY THE DEBENTURE

The Company with full title guarantee (except for the Permitted Encumbrance) and with the intent that the security created by this Debenture shall rank as continuing security for payment and discharge of the Secured Liabilities described in paragraph 3 above:

4.1
charges by way of fixed charge all right, title and interest in any freehold or leasehold property now or at any time during the continuance of this security belonging to the Company, including all present future rights, licences, guarantees, rents, deposits and contracts;

4.2
charges by way of fixed charge all right, title and interest in any stocks, shares or other securities and monies standing to the credit of any bank account now or at any time during the continuance of this security belonging to the Company;

4.3	assigns by way of first fixed mortgage its rights in any policies of insurances, assurances present or future;

4.4	charges by way of fixed charge its Goodwill and Intellectual Property;

4.5	charges by fixed charge all its Equipment and Vehicles; and

4.6
charges by floating charge all of the Company’s undertaking and all Debts, stock and work in progress, and all other property, assets and rights now or at any time during the continuance of this security belonging to the Company not otherwise charged by the charges set out in paragraphs 4.1 to 4.5 inclusive.

The charge on the property and assets described in Paragraph 4.6 (and also on such other property and assets of the Company both present and future as the Subscriber may have agreed in writing to exclude from the fixed charge or are otherwise not charged hereunder by way of fixed charge) is created as a floating charge until a demand has been made under Paragraph 7 or until the provisions of Paragraph 7 relating to enforcement without demand become operative when the floating charge shall crystallize and become a fixed charge. Any assets acquired by the Company after the floating charge has crystallized shall be treated as if charged by way of a fixed charge.

5.	ACKNOWLEDGEMENT OF PRIOR CHARGE

The Subscriber hereby acknowledges the existence of the Permitted Encumbrance and that the Permitted Encumbrance has priority over the security of the Subscriber in all respects and the rights and powers of the Subscriber under this Debenture shall always be subject to the Permitted Encumbrance for so long as the Permitted Encumbrance remains outstanding.

6.	COMPANY’S COVENANTS

The Company (subject to the rights of FGI under the Permitted Encumbrance) covenants with and undertakes to the Subscriber as follows:

6.1
in accordance with the terms of the Permitted Encumbrance the Company shall take all steps required by contract and law to satisfy its indebtedness to FGI secured by the Permitted Encumbrance no later than 31 January 2009 and to secure the discharge of the registered charges no later than 28 February 2009.

6.2	to register the Debenture with the Registrar of Companies for England and Wales no later than 21 days after the date of execution of this Debenture.

6.3
upon discharge of the Permitted Encumbrance the Company shall take all steps required under the laws of England and Wales to ensure that the Subscriber has a first ranking security interest in the Charged Property.

6.4	if required by the Subscriber to forthwith deposit with the Subscriber all or any documents, deeds, or other papers whatsoever relating to the Charged Property as the Subscriber may require;

6.5	to make timely payment of all lawful amounts in respect of the Charged Property when due including all rents, periodic charges and outgoings of any nature.

6.6
to keep all of the Charged Property in a good state of repair and in proper and good working order and condition and to permit the Subscriber and such other persons as the Subscriber may from time to time appoint for the purpose to enter and view the Charged Property’s state and condition on reasonable notice;

6.7
to insure and keep insured all of the Charged Property which are of an insurable nature against loss or damage by fire and all other usual risks as the Subscriber may require in the full amount of their reinstatement value in such name and in such offices as the Subscriber shall approve in terms not permitting the insurers to cancel the policy of insurance without giving at least 14 days’ notice to the Company and to pay when due all premiums and any other charges necessary for effecting and maintaining such insurance and, if requested by the Subscriber, to have the interest of the Subscriber noted on any policy or policies and if required to deliver to the Subscriber such policy or policies and the receipt for every premium payable in respect of such policy or policies;

6.8
to hold all money received on any insurance whatsoever in respect of loss, damage or destruction of the Charged Property whether under the covenant in paragraph 6.7 or otherwise on trust for the Subscriber to be applied in making good the loss or damage in respect of which the money is received or in or towards discharge of the sums for the time being owing to the Subscriber under this Debenture as the Subscriber may in its absolute discretion require;

6.9
not without the previous written consent of the Subscriber to create or attempt to create any mortgage, pledge, fixed or floating charge or other encumbrance or security interest on or over any of the Charged Property;

6.10
except for the Permitted Encumbrance, not to take or omit to take any action that might or would have the result of materially impairing the security interests created by this Debenture. The Company will not grant to any person other than the Subscriber and the Noteholders any interest whatsoever in the Charged Property;

6.11
to inform the Subscriber immediately on becoming bound to complete the purchase of any estate or interest in any freehold or leasehold property after the date of this Debenture and to deposit with the Subscriber the deeds and documents of title relating to such property ;

6.12
to execute at any time upon request over all or any of the property referred to in paragraph 6.11, charge by way of legal mortgage in favour of the Subscriber in such form as the Subscriber shall require;

6.13
to execute and do all such assurances and things including (without prejudice to the generality of the foregoing) legal mortgages, charges and assignments as the Subscriber may require for perfecting the security constituted by this Debenture and for facilitating the realisation of the Charged Property and for exercising all powers, authorities and discretions conferred by this Debenture upon the Subscriber or any receiver appointed by the Subscriber and to give notice of any such assurance or other thing to any person the Subscriber may require;

6.14	to comply with any and all covenants and undertakings which the Company has entered into in the other Transaction Documents.

7.	DEFAULT

Section 103 of the 1925 Act shall not apply to this Debenture and all money secured by this Debenture shall be immediately payable on demand by the Subscriber in accordance with the provisions of the Loan Note Instrument and the other Transaction Documents and failing payment immediately of any money so demanded this security shall become immediately enforceable and the power of sale conferred upon mortgagees by the 1925 Act immediately exercisable without the restrictions contained in the 1925 Act as to the giving of notice or otherwise. All money secured by this Debenture shall also become payable without any demand and this security will become immediately enforceable in the same manner as if demanded on the occurrence of any of the following events:

7.1	if there is an Event of Default (as detailed in Condition 9.1 of the Loan Note Instrument) which has not been remedied as provided for in Condition 9.2 of the Loan Note Instrument;

7.2
if the Company fails to observe or commits any breach of any of the covenants, undertakings, conditions or provisions of this Debenture provided always that (save for a breach of Paragraphs 6.1 or 6.2 of this Debenture or a breach of Condition 9.1 (e) of the Loan Note Instrument) before this security becomes enforceable the Company shall have a period of 30 days (or such longer period as is reasonable in the circumstances and which is agreed between the Company and the Subscriber, both parties acting reasonably) from the earlier of (i) the date the Company becomes aware, or ought reasonably to be aware, of the failure to observe or commission of the breach and (ii) the date the Company is given notice by either the Subscriber or a majority (by value) of the Noteholders in which to remedy any failure to observe or breach. If the Company remedies the failure to observe or breach in accordance with this Paragraph 7.2 then this security shall not become immediately enforceable as a result of the failure to observe or breach which has been remedied;

7.3	if an order is made for the winding up of the Company by the court or if an effective resolution is passed for the members' or creditors' voluntary winding up of the Company;

7.4	if a petition is presented for an administration order to be made in relation to the Company pursuant to the Act; or

7.5	if a receiver is appointed of all or any part of the property and assets of the Company.

8.	APPOINTMENT OF A RECEIVER, ADMINISTRATOR, LIQUIDATOR OR PROVISIONAL LIQUIDATOR

8.1
Paragraph 14 of Schedule B1 to the Act (the power by the holder of a floating charge to appoint an administrator of the Company) shall apply to this Debenture. At any time after the Subscriber has demanded payment of any of the liabilities secured by Paragraph 3, or any step or proceeding has been taken for the appointment of a receiver, administrator, liquidator or provisional liquidator, or with a view to seeking a moratorium or a voluntary arrangement, in respect of the Company, or if requested by the Company, the Subscriber may appoint by writing, insofar as permitted by law, any person or persons to be a receiver and manager of all or any of the Charged Property or an administrator or administrators; and this Debenture shall in any of such events become immediately enforceable.

8.2
Where the Subscriber appoints more than one person as receiver, liquidator or provisional liquidator or administrator, they shall have power to act separately unless the Subscriber specifies to the contrary in the appointment.

8.3	The Subscriber may from time to time determine the remuneration of the receiver, administrator, liquidator or provisional liquidator.

8.4
Once a receiver, administrator, liquidator or provisional liquidator is appointed, the Subscriber will not be precluded from making any subsequent appointment of a receiver, administrator, liquidator or provisional liquidator over any Charged Property, whether or not any receiver, administrator, liquidator or provisional liquidator previously appointed continues to act.

8.5
The receiver, administrator, liquidator or provisional liquidator will be the agent of the Company and the Company will be solely liable for his acts, defaults and remuneration unless the Company goes into liquidation, after which he shall act as principal and not become the agent of the Subscriber.

8.6
The receiver, administrator, liquidator or provisional liquidator will be entitled to exercise all the powers set out in Schedules 1 and 2 to the Act. In addition, but without limiting these powers and without prejudice to the Subscriber’s powers (including the power of the Subscriber to sell or otherwise dispose of all or any part of the Charged Property (at the times, in the manner and on the terms it thinks fit) and to apply the proceeds of such sale or other disposal in paying the costs of that sale or disposal and in or towards the discharge of the Secured Liabilities). Such power of sale or other disposal shall operate as a variation and extension of the statutory power of sale under section 101 of the 1925 Act and the receiver, administrator liquidator or provisional liquidator will have power with or without the concurrence of others and subject always to the rights under the Permitted Encumbrance:

8.6.1
to sell, let, lease or grant licences of, or vary the terms or terminate or accept surrenders of leases, tenancies or licences of, all or any of the Charged Property, or grant options over them, on any terms the Receiver thinks fit in his absolute discretion and any sale or disposition may be for cash, payable in a lump sum or by instalments, or other valuable consideration;

8.6.2	to sever any fixtures from land and/or sell them separately;

8.6.3	to promote a company to purchase all or any Charged Property or any interest in them;

8.6.4	to make and effect all repairs, renewals and improvements to the Charged Property and effect, renew or increase insurances on the terms and against the risks that he thinks fit;

8.6.5	to exercise all voting and other rights attaching to Securities and investments generally;

8.6.6
to redeem any prior encumbrance and settle and pass the accounts of the encumbrancer so that all accounts so settled and passed will (except for any manifest error) be conclusive and binding on the Company and the money so paid will be deemed to be an expense properly incurred by the receiver, administrator, liquidator or provisional liquidator;

8.6.7
to pay the Subscriber’s proper charges for time spent by the Subscriber’s employees and agents in dealing with matters raised by the administrator, liquidator or provisional liquidator or relating to the administration; and

8.6.8	to do all other acts and things which he may consider incidental or conducive to any of the above matters or powers or to the preservation, improvement or realisation of the Charged Property.

8.7
Subject to section 45 of the Act, the Subscriber may at any time remove a receiver, administrator, liquidator or provisional liquidator from all or any of the Charged Property of which he is the receiver, administrator, liquidator or provisional liquidator.

9.	APPOINTMENT OF ATTORNEY

The Company irrevocably by way of security appoints the Subscriber and any person nominated in writing by the Subscriber including any receiver appointed under this Debenture as attorney of the Company for the Company and in its name and on its behalf to execute seal and deliver and otherwise perfect and do any deed, assurance, agreement, instrument, act or thing which it ought to execute and do under the covenants undertakings and provisions of this Debenture or which may be required or deemed proper for any of the purposes of the Debenture.

10.	INDEMNITY

10.1
The Company shall indemnify the Subscriber and any receiver, administrator, liquidator, provisional liquidator, attorney manager, agent or other person appointed by the Subscriber under this Debenture out of the Charged Property in respect of all actions, proceedings, costs, claims, liabilities and demands (“Liabilities”) incurred or suffered directly or indirectly by any of them in the execution or purported execution of any of their powers, duties or functions under this Debenture or otherwise and against all actions, proceedings, costs, claims, liabilities and demands of any nature in respect of any thing done or omitted to be done in any way relating to their powers duties and functions.

10.2
Any receiver, administrator, liquidator or provisional liquidator appointed under this Debenture may retain and pay all sums in respect of any of the liabilities and expenses referred to in paragraph out of any money received by him under the powers conferred by this Debenture.

10.3
The Company shall ratify and confirm all transactions entered into by the Subscriber or any receiver, administrator, liquidator or provisional liquidator in the exercise or purported exercise of the Subscriber’s or the receiver’s powers and all documents entered into or things done by the Subscriber or the receiver or other person acting under the Power of Attorney in paragraph 9.

11.	DEMANDS AND NOTICES

Any demand or written notice to be served under this agreement may be delivered to Company at the address set out in this Debenture or to such other address as may previously have been notified in writing to the Subscriber or to the Company’s registered office or principal place of business. Notice shall either be delivered personally, sent by first class pre-paid post to an address within the United Kingdom and by Air Mail to an address outside the United Kingdom or by facsimile transmission and shall be deemed to have been received by the recipient party (notwithstanding that it may be returned undelivered) in the case of personal delivery on delivery and in the case of posting to an address in the United Kingdom at 10.00 am on the second Business Day following the day of posting and in the case of posting to an address outside of the United Kingdom at 10.00 am on the fifth Business Day following the day of posting and in the case of facsimile transmission on completion of the transmission.

12.	COMPLIANCE WITH CONSTITUTIONAL DOCUMENTS

The Company warrants that:

12.1	it is duly incorporated and validly existing in the United Kingdom and has full authority to enter into this Debenture and to perform its obligations hereunder;

12.2	this Debenture constitutes its legal, valid and binding obligation and is an effective security over the Charged Property;

12.3
that neither the execution of this Debenture nor the creation of any security under or pursuant to it contravenes or will contravene the provisions of the memorandum or articles of association of the Company or any equivalent constitutional documents governing the Company;

12.4	the Company is the sole legal and beneficial owner of the Charged Property subject to the Permitted Encumbrance or any other security interests disclosed in the Disclosure Letter;

12.5	the Company has not stopped payment on any debts and is not insolvent or unable to pay its debts for the purpose of Section 123 of the Act;

12.6	all approvals required to be obtained whether under the provisions of the Companies Act 1985 or any other enactment have been duly obtained and that it is in a position to enter into this Debenture;

and the Company agrees and undertakes to indemnify the Subscriber on a full indemnity basis from and against all and any Liabilities arising as a result of any breach of any of the warranties set out in this Paragraph 12.

13.	FOREIGN CURRENCY

If, for any reason, any amount payable by the Company is paid or recovered in a currency other than that in which it is required to be paid (the “Contractual Currency”) and, when converted into the contractual currency at the exchange rate applicable at the time, leaves the Subscriber with less than the amount payable in the contractual currency, the Company must make good the amount of the shortfall (without deduction) on demand.

14.	CONTINUING SECURITY

This Debenture will be a continuing security for the liabilities detailed in Paragraph 3 notwithstanding any intermediate payment or settlement of all or any part of such liabilities or other matter or thing whatsoever and will be without prejudice and in addition to any other right, remedy or security of whatever sort which the Subscriber may hold at any time for such liabilities or any other obligation whatsoever and will not be affected by any release, reassignment or discharge of any other right remedy or security.

15.	ASSIGNMENT

The Subscriber shall be entitled to assign the benefit of this Debenture to any party acting for the benefit of the Noteholders, provided such assignment is requested by an Extraordinary Resolution of the Noteholders in accordance with the provisions of the Loan Note instrument.

16.	SUBSCRIBER’S AND RECEIVER’S LIABILITY

The Subscriber shall not nor shall any receiver appointed as aforesaid by reason of its or the receiver's entering into possession of the Charged Property or any part thereof be liable to account as mortgagee in possession or be liable for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable but every receiver duly appointed by the Subscriber under this Debenture shall (subject always to the provisions of the Act) be deemed to be the agent of the Company for all purposes and shall as such agent for all purposes be deemed to be in the same position as a receiver duly appointed by a mortgagee under the 1925 Act and the Subscriber and every such receiver shall be entitled to all the rights powers privileges and immunities by the 1925 Act conferred on mortgagees and receivers when such receivers have been duly appointed under the 1925 Act.

17.	PROTECTION OF THIRD PARTIES

17.1	No person paying or handing over monies to the Subscriber or a receiver and obtaining a discharge shall have any responsibility or liability to see to their correct application.

17.2	No person dealing with the Subscriber or a receiver need enquire:

17.2.1	whether any event has happened giving either the Subscriber or the receiver the right to exercise any of his powers;

17.2.2	as to the propriety or regularity of any act purporting or intending to be an exercise of such powers;

17.2.3	as to the validity or regularity of the appointment of any receiver purporting to act or to have been appointed as such; or

17.2.4	whether any money remains owing upon this security.

17.3
All the protection to purchasers contained in Sections 104 and 107 of the Law of Property Act 1925 shall apply to any person purchasing from or dealing with the receiver or the Subscriber as if the liabilities secured by this Debenture had become due and the statutory power of sale and appointing a receiver in relation to the Charged Property had arisen on the date of this Deed.

17.4	No person dealing with the Subscriber or the receiver shall be affected by express notice that any act is unnecessary or improper.

18.	THIRD PARTIES

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Debenture and a person who is not a party to this Agreement shall not have nor acquire any right to enforce any term of it pursuant to that Act. This provision shall not affect any right or remedy of any third party which exists or is available otherwise than by reason of that Act and shall prevail over any other provision of this Debenture which is inconsistent with it.

19.	GENERAL LAW AND CONSTRUCTION

19.1	This Debenture shall be construed and governed in all respects in accordance with English law and shall be subject to the non-exclusive jurisdiction of the English courts.

19.2
The Company agrees that if any of the provisions in this Debenture is held to be invalid but would be valid if part of the wording were deleted or modified then such provision shall apply with such modification as may be necessary to make it enforceable.

19.3
No failure to exercise nor any delay in exercising, on the part of the Subscriber, any right or remedy under the terms of this Debenture shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent its further exercise or the exercise of any other right or remedy. The rights and remedies provided in this Debenture are cumulative and not exclusive of any rights or remedies provided by law and nothing in this agreement shall operate to restrict or affect in any way any right of the Subscriber to be indemnified or to exercise a lien howsoever.

AS WITNESS this Debenture has been executed and delivered as a deed by the Company on the date first above written

EXECUTED AS A DEED by ` Coda Octopus (UK) Holdings Limited acting by:-	) ) )

......................................... Director

......................................... Director/Secretary

EXECUTED AS A DEED by ` THE ROYAL BANK OF SCOTLAND PLC acting by:-	) ) )
.........................................